EXHIBIT 99.2


Operator: Welcome to today's call. I would now like to introduce you to Lauren Felice, of RF Binder Partners, Investor Relations counsel for The Smith & Wollensky Restaurant Group.

Lauren Felice: Good afternoon and thank you for joining us for Smith & Wollensky's first quarter earnings conference call. As you know the Company issued its first quarter earnings press release earlier this afternoon. If you do not have it, and would like a copy of the release faxed or mailed to you, please contact my office at 212-994-7523 and we will see that you get what you need immediately.

Before we begin I would like to point out that any comments today that are forward-looking are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, governmental, food and labor supply, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Alan Stillman, Chairman and CEO of the Smith & Wollensky Restaurant Group. Alan, go ahead.

Alan Stillman: Thank you Lauren, and good afternoon everyone. With me here today is Alan Mandel, our CFO. After I provide you with an overview, Alan will get into the details on the numbers. We will then both be happy to answer any questions that you possibly might have.

As you know, we reported a net loss of 1 cent per share in the first quarter, which was $70,000. Once again, we had an extremely strong consolidated restaurant sales increase, 21 percent overall and 8.8 percent from comp-owned restaurants. Those restaurants are the restaurants that have been open for at least 15 months.

Unfortunately, we were a preview of what now most people think is inflationary causes. And I'm not quite sure whether the beef was part of it or not, but we certainly had a continued high cost of prime beef. That one single item cost us approximately $400,000 in the first quarter, which means that we were approximately 30 percent higher in cost of the beef in the first quarter of 2004 compared to the first quarter of 2003.

As you all know by now, we also had a successful opening in Houston. And the pre-opening costs that were registered for that in the first quarter were approximately an additional $450,000. So together there is a swing of about $850,000 from a normalized quarter, which we hope the second quarter will be.

I can tell you that the bright spot is clearly that sales are extremely strong; and they continue to be strong. April sales have continued to be just as strong with a 17.8 percent increase in total sales and almost a 10 percent, 9.9 percent, increase in comp-owned units. April was our 22nd consecutive month of increased comp sales, and as we pointed out in



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the past, the comparisons are now absolutely being made against extremely strong months last year.

Obviously, we are getting a lot of this business because of the general pickup in the U.S. economy, and particularly from the increase in business travel, tourism and banquet sales that that strong economy is creating.

We also believe that we have done some very unusual things over the last six months that are now coming home to help us. We have continued to roll out our Premier American wine list all over the country, which we began doing last year. That means that we are probably the largest purveyor in the restaurant business of American wines solely on a wine list anyplace in the country, and it does seem to be increasing our wine sales. We also upgraded the selling of wine by our managers all over the country, which seems to be helping to explain our strong sales performance.

Just a note due to a new accounting rule, which Alan Mandel will explain a little later. Alan has been trying to explain it to me for a awhile, and I'm not quite sure I have it yet, but the bottom line is, from now on when we refer to consolidated restaurant sales we will be including our Maloney & Porcelli restaurant in New York City which we manage, as well as sales for restaurants we own. We receive 50 percent of the profits of Maloney & Porcelli plus a management fee. We won't include Maloney & Porcelli in owned restaurant sales.

The strength in sales that we're seeing is finally spilling off into our seven New York City units, which we operate. We're very much encouraged by the trends that we're seeing in New York. As we have noted our three New York owned restaurants reported lower sales for the full year of 2003, but they were up two percent in the fourth quarter. Additionally, during the first quarter of 2004 sales of these units increased 3.2 percent, and they were up 5.2 percent for the month of April.

In general the business that was extremely good in the rest of the country now seems to be spilling into the New York City market, which isn't the way it has happened in the past. Historically, New York has led the way. Now, New York is catching up with what has been going on in the rest of the country for the past year.

General business conditions, tourism as well as other factors are affecting our sales in New York. Hotel occupancies are up, and more importantly, hotel occupancies in the high-end hotels are up. We intend to significantly increase our advertising and public relations support for our New York restaurants during the year of 2004. As we have noted in the past, if we can get the performance of these restaurants even partially back to where they were in the year 1999 and 2000, it will have a significant impact on our consolidated results. Having said that, advertising and public relations costs will remain within the percentages that we have set out for ourselves over the last several years.

Unfortunately as I mentioned, the other big trend affecting us on the operating level was the very high cost of beef, especially the cost of the prime beef that we use, which has



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been even harder to get than it has in the past. And as most of you know, we use the prime over the prime, and that market is becoming difficult.

We have spoken to people all over the country from ranchers to slaughterhouses in an attempt to try and understand it, but I will have to admit that at this point we do not have any prognostications as to whether these prices will go up or down over the next eight months of this year.

Beef prices have come down slightly from the fourth quarter. We estimate it to be a little bit less than three percent. And they were still far above the levels of the first quarter in 2003, by about 37 percent. That number made up $400,000 of the difference in comparable unit cost of goods sold in the first quarter.

The increase in food costs in our comp-owned restaurants attributed solely to higher beef prices, as I said, is that $400,000 number, which obviously you can see is between 4 and 5 cents to our bottom line.

We have taken and continue to take selected price increases during 2003. And we have now taken another price increase during the last two weeks of April. This lift has left us with much smaller increases in gross profit than you would expect, given the size of the sales increases we're reporting.

As I said, we do think that the effort that we have made in the last two weeks to increase those prices will have an effect over the balance of the second quarter, and hopefully over the balance of the year. We obviously do not have that crystal ball and forecasting beef is not our business. We're in the restaurant business.

What we can do is remind you that our beef cost did not really shoot up last year until the third and fourth quarter. So all else being equal on a year-over-year basis, our food cost comparisons, providing beef stays where it is today, should start to become significantly easier for us due to the cost levels we'll be comparing to in the beginning of the third quarter of this year.

Strategically, the highlight of the quarter was our successful opening in January of the new Smith & Wollensky in Houston, Texas, which has obviously had an impact on our profitability during the first quarter. We are extraordinarily pleased with the initial sales performance of our Houston restaurant. Sales are way ahead of expectations.

We're in the process of constructing the Boston restaurant, which we hope to have open in early fall. As many of you know, this restaurant is in a unique, landmark building, The Armory Castle located near the Boston Common. We have particularly high hopes for this location because the demographics fit our profile so well. And many Boston consumers over the last 27 years are already familiar with the name Smith & Wollensky. We hope to have strong opening in Boston.



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We're extremely fortunate that Jim Dunn, who has served as the Company's
President and Chief Operating Officer for the past eight years, reached an agreement with the Company to move to Boston to head up our operations there. Jim was looking to make a career change, especially to Boston, for personal reasons. And we were pleased to be able to take advantage of his knowledge and leadership for our new high-profile restaurant in Boston. With Jim's knowledge of the Smith & Wollensky concept and his restaurant experience in Boston and in New England, we think having him at the helm there will significantly enhance our odds of success both on the top and bottom line.

I will now turn the call over to Alan Mandel to review the numbers and explain our new process of putting Maloney & Porcelli together with Smith & Wollensky and invent a new name.

Alan Mandel: Thank you, Alan. Our total consolidated restaurant sales for the first quarter of 2004 were approximately $30.7 million, which is a 20.9 percent increase from the first quarter of last year. And it includes that 8.8 percent increase in comparable owned unit sales.

As Alan has been telling you, these numbers are slightly different from those that we previously announced in our quarterly sales press release. The reason is that we have adopted FIN 46, which -- the subject of which is the consolidation of variable interest entities.

We determined that the Maloney & Porcelli Restaurant in New York, which we manage, must be consolidated with our other sales. While there is no effect on our cash flow, this change does affect us by grossing up our reported sales and our expenses for that managed location. And it impacts on our reported net income for both 2003 and 2004 in each quarter positively by $25,000.

This is because of the effect of the new guidance in FIN 46 -- the effect it has on the consistent application of accounting policies between the Company and the Maloney & Porcelli location. We have included in our 2003 first quarter results, to which we're comparing the current quarter, a $25,000 improvement to the results we previously reported as a result of this accounting change.

Turning now to first quarter 2004 results...we reported a net loss of $70,000, or 1 cent per share, compared to $83,000 in net income, including that 25,000 I just mentioned, for the first quarter of 2003, or 1 cent per share.

As Alan pointed out, food costs really hurt us again this quarter. In addition, we opened one new restaurant in the first quarter of both years, Houston this year and Dallas last year. The pre-opening costs and additional corporate G&A in support of those openings impacted the first quarter of both years. The cost of the Houston opening were moderately higher those we incurred in Dallas a year ago.



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Food costs were up again sharply from the year ago. As a percentage of food sales in comparable owned units, food costs rose by 399 basis points. Our total food and beverage costs were up by a smaller amount, 289 basis points. The difference is because of a shift in the mix of our sales. In the first quarter of 2004 we saw increases in the percentage of our sales attributable to wine, alcohol and to banquets, all of which have lower cost of goods sold ratios than our ala carte food sales, and had more favorable cost trends between 2003 and 2004 than food did.

As Alan pointed out, we experienced a weighted average increase in the cost of beef that we purchased compared to 2003's weighted average, which we estimated at 37 percent. The weighted average cost improved from the fourth quarter of 2004, but only slightly. We estimate that that improvement was a little less than three percent.

Payroll and related expenses increased by 47 basis points as a percentage of sales in comparable owned restaurants, compared to the first quarter of 2003. This increase was primarily due to higher costs for health insurance, as well as to modest wage increases for selected middle management restaurant management personnel and for key hourly paid restaurant employees.

Our operating expenses for the first quarter of 2004 were worse in comparable owned units by 39 basis points. The pressure here was primarily in two areas, repairs and maintenance, and credit card fees. All other operating expenses were basically the same as a percentage of sales in the first quarters of 2004 and 2003.

Our occupancy expense, rent, taxes and related expenses were down sharply in the first quarter by 194 basis points compared to -- for comparable owned units. As in the last three quarters of 2003, our comparisons benefited from the renegotiation of the lease on our Las Vegas restaurant at about this time last year, which enabled us to reduce our annualized cash outlay for that location by approximately $1 million. The lease is now being treated as a capital lease, which we have mentioned in several previous calls.

So as in those previous quarters, we have a reduction in rent and in deferred rent expense in this quarter on the Las Vegas restaurant of about $413,000. This is partially offset on our interest expense line by an increased interest attributable to the capital lease of approximately $198,000. Marketing and promotional expenses on a comparable owned unit basis were down by 22 basis points. This is primarily a result of the leveraging effect of higher sales. And this is despite the fact that we are increasing our spending for the New York owned restaurants, as Alan mentioned.

Income from all consolidated restaurant operations was approximately $3.2 million, and was up by approximately $170,000 from the first quarter of 2003. Our management fee income of $315,000 for the first quarter of 2004 was better by $103,000 compared to the first quarter of 2003. This is due to improvements in our income at ONEc.p.s. and improvements at the New York Smith & Wollensky where we get a management fee as well.



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Our total income from owned and managed restaurants for the first quarter was
$3.5 million, which is up approximately $270,000 from the first quarter of 2003. Our G&A expenses were lower by $160,000, and down quite substantially as a percentage of consolidated restaurant sales, 235 basis points. This is a second area where we are clearly seeing the leveraging effect of our higher sales volume.

Net interest expense for the first quarter was $341,000, compared to only $96,000 in the first quarter of 2003. This increase is mostly due to the switch to the capital lease treatment for the Las Vegas restaurant that I just mentioned, and to an increase in the total debt outstanding, other than the capital lease, from the first quarter of 2003. The result is a net loss for the quarter of $70,000, compared to net income last year in the first quarter of $83,000.

We're not happy with these results, but we think they are understandable in view of the pressure we're facing from beef costs, as well as the substantial added expense of opening a new restaurant on our relatively small existing base. As Alan mentioned, we took pricing action again in the last part of April just in the last couple of weeks. We expect this to positively impact our cost of goods sold ratios, assuming no further deterioration in costs.

We believe if we serve the same number of guests as last year, and they choose essentially the same menu items that the pricing action we just put into effect would have approximately a $1.2 million annual impact on our sales. As most of you know, after we opened Boston this fall we will shift our entire focus to improving the operating profitability and in cash flow of our existing operations, especially our three newest restaurants in Dallas, Houston and Boston, as well as to our New York City restaurants. The opportunity to improve our bottom line is very impressive.

Once our operating performance at these restaurants is up to a higher and more consistent level, we would expect to resume opening new restaurant in 2006 and beyond. We view 2005 as an opportunity to generate cash flow from existing operations before adding units in 2006 and beyond.

And with that we would like to turn it back over to the operator, and we will both try to answer any questions you may have.



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Operator: Dennis Forst of Key McDonald.

Dennis Forst: What was the capital expenditure in the quarter, Alan?

Alan Mandel: Cap-ex for the first quarter was almost 3.5, most of which was Boston and the conclusion of the Houston project. We have done some substantial work already on Boston, and finished up the expenditures in Houston in that quarter.



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Dennis Forst:And what does it look like it will be for the full year? Really it is just Boston and some maintenance Cap-ex?

Alan Mandel: The remaining total Cap-ex for the year will be about 5.2 million after the landlord contribution Boston. Again, the lion's share of that will be Boston.

Dennis Forst:And that is after the TI?

Alan Mandel: That is after the contribution, absolutely.

Dennis Forst: Can you review price increases?

Alan Mandel: We've taken selected increases. It is not across the board in every restaurant, but we primarily attacked the beef items on the menu. We haven't done much with our sides because we think we're at the right level, or fairly priced on those items. We're looking to get something on the order of 1.1 or 1.2 percent on our check average from what we just did.

Dennis Forst: In the first quarter when comps were up 8.8 percent, was there a percentage or point or two that reflected price?

Alan Mandel: Yes, there was over last year we saw our total check average climb from last year by about 7 percent first quarter against first quarter. We think most of that is from pricing action, although some of it is from more effective selling of sides and desserts by our servers and a small increase in wine and liquor sales. In addition, our covers were up by 2 percent in the first quarter, and that also contributed to our sales.

Dennis Forst: I'm curious what percent of revenues were liquor sales in the first quarter versus a year ago first quarter?

Alan Mandel: In our total restaurants during the first quarter, liquor sales represented about 8.3 percent of our sales, which is flat with last year, and in comp units it was up about 2 percent, a similar ratio.

Alan Mandel: In total about 27.5 percent of our sales come from beer, wine and liquor together.

Dennis Forst:And a year ago was it a similar percentage?


Alan Mandel: It is up approximately .3 or .4 of a percent.  It went from 27.1 to
27.5 or 27.15 to 27.5, something on that order.